                                                                    EXHIBIT 10.1

                  AGREEMENT FOR PURCHASE OF MEMBERSHIP INTEREST

                                       in

                   Synthetic American Fuel Enterprises I, LLC

                                  by and among

               SYNTHETIC AMERICAN FUEL ENTERPRISES HOLDINGS, INC.,

                         MARRIOTT HOTEL SERVICES, INC.,

                                       and

                                  SERRATUS LLC

                                   dated as of

                                January 28, 2003

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                                TABLE OF CONTENTS

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                                                                                              PAGE
ARTICLE 1 DEFINED TERMS.......................................................................  2

1.1   Defined Terms...........................................................................  2
1.2   Construction of Certain Terms and Phrases...............................................  2

ARTICLE 2 SALE AND PURCHASE OF MEMBERSHIP INTEREST............................................  3

2.1   Agreement to Sell and Buy...............................................................  3
2.2   Purchase Price..........................................................................  3
2.3   Base Note...............................................................................  3
2.4   Fixed Deferred Payments.................................................................  3
2.5   Variable Deferred Payments..............................................................  3
2.6   Low Production Volume...................................................................  8
2.7   Tax Event...............................................................................  8
2.8   Payments................................................................................  8
2.9   Execution and Closing...................................................................  8
2.10  Actions to Occur on the Execution Date.................................................. 10
2.11  First Quarterly Payment Date............................................................ 12

ARTICLE 3 REPRESENTATIONS AND WARRANTIES...................................................... 12

3.1   Representations and Warranties Regarding Seller, MHSI and the Operating Company......... 12
3.2   Representations and Warranties Regarding the Operating Companies - Historical........... 14
3.3   Representations and Warranties Regarding the Operating Company.......................... 14
3.4   Updating of Schedules................................................................... 22
3.5   Application of Representations and Warranties to 0.1% Interest.......................... 22
3.6   Representations and Warranties of Buyer................................................. 22

ARTICLE 4 CERTAIN COVENANTS................................................................... 23

4.1   Conduct of Operations................................................................... 23
4.2   Existing Accounts Payable............................................................... 24
4.3   Independent Engineer.................................................................... 24

ARTICLE 5 TAX MATTERS......................................................................... 24

5.1   Tax Returns and Proceedings............................................................. 24
5.2   Transaction Taxes....................................................................... 25
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                                       -i-

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
5.3   Private Letter Ruling................................................................... 25

ARTICLE 6 TERMINATION......................................................................... 26

6.1   Termination............................................................................. 26
6.2   Procedure and Effect of Termination..................................................... 27

ARTICLE 7 INDEMNIFICATION..................................................................... 28

7.1   Indemnification of Buyer................................................................ 28
7.2   Indemnification of Seller............................................................... 28
7.3   Defense of Third Party Claims........................................................... 28
7.4   Direct Claims........................................................................... 30
7.5   After-Tax Basis......................................................................... 30
7.6   Express Negligence Rule................................................................. 31
7.7   No Duplication.......................................................................... 31
7.8   Sole Remedy............................................................................. 31
7.9   Survival................................................................................ 31
7.10  Indemnification as to Historical Representations and Warranties; Other Indemnification.. 32

ARTICLE 8 GENERAL PROVISIONS.................................................................. 32

8.1   Exhibits and Schedules.................................................................. 32
8.2   Further Actions......................................................................... 32
8.3   Amendment, Modification and Waiver...................................................... 33
8.4   Severability............................................................................ 33
8.5   Expenses and Obligations................................................................ 33
8.6   Parties in Interest..................................................................... 33
8.7   Notices................................................................................. 33
8.8   Counterparts............................................................................ 35
8.9   Entire Agreement........................................................................ 35
8.10  Governing Law; Choice of Forum; Waiver of Jury Trial.................................... 35
8.11  Public Announcements.................................................................... 35
8.12  Assignment.............................................................................. 35
8.13  Relationship of Parties................................................................. 36
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                                      -ii-

Annex I                 Definitions

Exhibits:
Exhibit A               Form of Base Note
Exhibit B               Form of Operations Report
Exhibit C               Form of Notice of Deferral of Scheduled Payments
Exhibit D               Form of Ruling Request
Exhibit E               Form of Buyer Parent Guaranty
Exhibit F               Form of Seller Parent Guaranty
Exhibit G               Form of Buyer Pledge and Security Agreement
Exhibit H               Form of Seller Pledge and Security Agreement
Exhibit I               Amended and Restated Limited Liability Company Agreement
                        of Synthetic American Fuel Enterprises I, LLC
Exhibit J               Financial Statements
Exhibit K               Form of Customer Certificate
Exhibit L               Form of Escrow Agreement

Schedules:
Schedule 2.4            Fixed Deferred Payment Schedule
Schedule 2.5(b)         Estimated Tax Credit Methodology
Schedule 3.1(a)         Organizational Documents of the Company
Schedule 3.1(e)         Required Consents
Schedule 3.2            Historical Representations and Warranties
Schedule 3.3(a)         Liabilities of the Operating Company
Schedule 3.3(b)         Permits
Schedule 3.3(c)         Absence of Litigation
Schedule 3.3(d)         Insurance
Schedule 3.3(f)         Leased Real Property
Schedule 3.3(g)         Personal Property
Schedule 3.3(i)(i)      Environmental Matters
Schedule 3.3(i)(ii)     Environmental Matters
Schedule 3.3(i)(iii)    Environmental Matters
Schedule 3.3(k)         Company Contracts
Schedule 3.3(l)         Employee Matters
Schedule 3.3(p)(i)      Section 29
Schedule 3.3(p)(iv)A    List of Excluded Boxes
Schedule 3.3(p)(iv)B    Due Diligence Index
Schedule 3.3(p)(vii)    Section 29
Schedule 4.1            Testing Protocol

                  AGREEMENT FOR PURCHASE OF MEMBERSHIP INTEREST

                This Agreement for Purchase of Membership Interest (this "Agreement") is made and entered into as of January 28, 2003, by and among Serratus LLC, a Delaware limited liability company (the "Buyer"), Synthetic American Fuel Enterprises Holdings, Inc., an Oregon corporation ("Seller") and Marriott Hotel Services, Inc., a Delaware corporation ("MHSI").

                                 R E C I T A L S

        A. Seller owns a 49.9% membership interest in Synthetic American Fuel Enterprises I, LLC, a Delaware limited liability company (the "Operating Company" or "Company"), which, together with a 49.9% membership interest in Synthetic American Fuel Enterprises II, LLC, a Delaware limited liability company ("SynAmerica II"), are the only assets of Seller.

        B. Buyer owns a 0.1% membership interest in each of the Company and SynAmerica II.

        C. MHSI owns all of the outstanding capital stock of Seller and the remaining 50% membership interests in each of the Operating Company and SynAmerica II.

        D. On the Closing Date (as defined herein) Seller will sell to Buyer a 48.8% membership interest in the Company and concurrently therewith Seller will sell to Buyer a 48.8% membership interest in SynAmerica II pursuant to the SynAmerica II Purchase Agreement (as defined herein).

        E. The Operating Company owns as its only asset a coal-based synthetic fuel production facility located in Illinois (the "Facility") and related real property interests, contracts, licenses and permits.

        F. Marriott International, Inc. ("Marriott") acquired all of the capital stock of Seller and 49% of the membership interests in the Operating Company and SynAmerica II from PacifiCorp Financial Services, Inc. ("PacifiCorp") pursuant to a stock purchase agreement dated as of October 15, 2001 by and among PacifiCorp, Marriott and Birmingham Syn Fuel I, Inc. (the "PacifiCorp/Marriott Agreement").

        G. Seller desires to sell, and Buyer desires to purchase from Seller, a 48.8% membership interest in the Operating Company (together with the 0.1% membership interest, the "Membership Interest"), and thereby indirectly acquire an interest in the Facility, all in accordance with the terms and subject to the conditions set forth herein.

        H. On the date hereof, Seller, MHSI and Buyer will enter into the Amended LLC Agreement (as defined herein), to be effective as of the Closing Date.

        I. Marriott (the "Seller Parent"), the sole owner of MHSI, is deriving substantial benefit from the sale by Seller and the purchase by Buyer of the Membership Interest and, in consideration thereof, has executed and delivered to Buyer as of the date hereof the Seller Parent Guaranty (as hereinafter defined), pursuant to which Seller Parent guarantees in favor of Buyer the obligations of Seller and MHSI hereunder and of MHSI under the Amended LLC Agreement.

        J. ________________ (the "Buyer Parent"), an Affiliate of Buyer, is deriving substantial benefit from the sale by Seller and the purchase by Buyer of the Membership Interest and, in consideration thereof, has executed and delivered to Seller as of the date hereof the Buyer Parent Guaranty (as hereinafter defined) pursuant to which Buyer Parent guarantees in favor of Seller, MHSI and the Operating Company certain obligations of Buyer hereunder and under the Amended LLC Agreement.

                NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                  DEFINED TERMS

        1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in Annex I hereto.

        1.2 Construction of Certain Terms and Phrases. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and the term "Annex," "Exhibit" or "Schedule" shall refer to an Annex, Exhibit or Schedule attached to this Agreement. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

                                    ARTICLE 2
                    SALE AND PURCHASE OF MEMBERSHIP INTEREST

        2.1 Agreement to Sell and Buy. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, a 48.8% membership interest in the Company for the consideration set forth in Section 2.2.

        2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Membership Interest being purchased under this Agreement, subject to adjustment as set forth below, will be comprised of a cash payment on the Closing Date in the amount of $1,000,000, the Base Note, the Fixed Deferred Payments and Variable Deferred Payments as provided in Sections 2.3, 2.4 and 2.5.

        2.3 Base Note. On the Execution Date, Buyer shall execute and deliver to Seller the promissory note in the amount of $5,500,000 in the form attached hereto as Exhibit A (the "Base Note").

        2.4 Fixed Deferred Payments. Commencing on the first Quarterly Payment Date following the Closing Date and on each Quarterly Payment Date thereafter, continuing through the Quarterly Payment Date immediately following December 31, 2007 (the "Fixed Payment Term"), Buyer shall make a payment to Seller (a "Fixed Deferred Payment") as set forth on Schedule 2.4 hereto (subject to adjustment as provided in Section 2.6 hereof). The Parties hereto acknowledge and agree that the obligation of Buyer to make such Fixed Deferred Payments pursuant to this Section 2.4, (x) is solely the obligation of Buyer and in no event whatsoever shall any member of Buyer, any Affiliate of Buyer (including Buyer Parent) or Affiliate of any member of Buyer have any obligation whatsoever or any liability in any way to make such Fixed Deferred Payments, and (y) is nonrecourse as against Buyer, and shall be satisfied only out of the Membership Interest and collateral pledged pursuant to the Buyer Security Agreement. The Fixed Deferred Payments shall be subordinated to payments then due and owing under the Base Note.

        2.5     Variable Deferred Payments.

                (a) Commencing on the first Quarterly Payment Date following the Closing Date and on each Quarterly Payment Date thereafter continuing through the Quarterly Payment Date immediately following December 31, 2007 or, if earlier, the permitted withdrawal of Buyer (or of its successors or assigns, as the case may be) as a member of the Operating Company, Buyer shall make a payment to Seller in an amount (a "Variable Deferred Payment") equal to the excess, if any, of (x) the Applicable Percentage of the Estimated Tax Credits (as defined below) with respect to the prior Quarter, minus (y) the sum of (I) the payment under the Base Note made with respect to such Quarter, (II) the Fixed Deferred Payment made with respect to such Quarter as provided in Section
2.4 above and as adjusted pursuant to Section 2.6 hereof and (III) the capital contributions made by Buyer, or by Buyer Parent on its behalf, to the Operating Company in respect of such Quarter pursuant to Section 4.1 of the Amended LLC Agreement. To the extent that the amount described in clause (y) of the preceding sentence with respect to any Quarter exceeds the amount described in clause (x) of the preceding sentence with respect to

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such Quarter, the amount of the Variable Deferred Payment for such Quarter shall be zero and such excess of (y) over (x) shall be carried forward to offset future Variable Deferred Payments.

                (b) "Estimated Tax Credits," with respect to any period after the Closing Date, means the estimated Tax Credits generated during such period as a result of the production of solid synthetic fuel at the Facility and the sale of such synthetic fuel to unrelated third parties that are allocable to Buyer in respect of Buyer's ownership of the Membership Interest, which estimate will be made in accordance with the methodology set forth in Schedule 2.5(b) hereto; provided, however, that Excluded Sales will not be taken into account. The Parties shall direct the Administrative Member to prepare and deliver on or before the tenth day after the end of each Quarter or, in the case of the first Quarter ending after the date hereof, the partial Quarter, to Buyer, Seller and MHSI a written report (each, an "Operations Report"), in the form attached hereto as Exhibit B, setting forth the following: (i) a calculation of the Estimated Tax Credits made in accordance with the methodology set forth in
Schedule 2.5(b), and the amounts allocated to each Party for such Quarter, (ii) Seller's, MHSI's and Buyer's capital contributions to be made to the Operating Company pursuant to Section 4.1(c) of the Amended LLC Agreement for such Quarter, (iii) the payment on the Base Note, the Fixed Deferred Payment and Variable Deferred Payment owed by Buyer for such Quarter or partial Quarter computed in accordance with Schedule 2.5(b) hereof and any recomputations made by the Administrative Member under Sections 2.5(d) and 2.5(e) hereof during the period after the date of the relevant prior Operations Report and (iv) MHSI's initial estimate of the net taxable loss of the Operating Company for the Quarter and of the depreciation available to Buyer for the Quarter with respect to the special basis increase under Section 743(b) of the Code relating to Buyer's purchase of its interest in the Operating Company. Each Operations Report will include a detailed listing by customer of all synthetic fuel sales from the Facility and identification of any such sales that were Excluded Sales, the allocation of receipts and costs to any sales of Pre-Sale Inventory, and the average energy content per ton of synfuel produced and sold. Attached to the Operations Report will be the analyses from the Independent Chemist of the synthetic fuel produced during the Quarter. In addition, the Manager will certify as part of the Operations Report: (w) the number of tons of synthetic fuel sold to unrelated parties and that were not Excluded Sales, (x) a list of payments proposed to be made from any capital contributions with respect to that Quarter to the Operating Company, (y) that there was no change during the Quarter to the equipment at the Facility or, alternatively, that the only changes were a list of repairs and improvements described in the Operations Report, and (z) the synthetic fuel produced during the Quarter was produced in compliance with the Amended LLC Agreement, the Request and the Private Letter Ruling. Subject to Section 2.5(c), the Operations Report will be final and binding on the Parties and will serve as the basis for the determination of Variable Deferred Payments payable hereunder for such Quarter. Subject to
Section 2.5(c), Buyer shall pay Fixed Deferred Payments and Variable Deferred Payments on or before the later of (i) the twentieth day after the end of the Quarter or partial Quarter to which each such Fixed Deferred Payment and Variable Deferred Payment relates and (ii) the tenth day after Buyer receives the Operations Report from the Administrative Member (or, if such day is not a Business Day, on the next succeeding Business Day) (each such date is referred to herein as a "Quarterly Payment Date").

                (c) If Buyer disputes the Administrative Member's calculation of any items in an Operations Report, then Buyer shall notify the Administrative Member and Seller not more than ten Business Days after Buyer has received the applicable Operations Report from the

Administrative Member, and, in such event, Buyer, Seller and the Administrative Member shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement. If the dispute as to the Administrative Member's calculations is not promptly resolved within ten Business Days of such notification of the dispute, Buyer shall pay, on such date, any undisputed portion of the amount then due, and any amount in dispute may be withheld pending resolution of the dispute; it being understood that such sums as are withheld by Buyer in accordance with this Section 2.5(c) shall not give rise to any of Seller's rights under Section 6.1(a) hereof or the Buyer Security Agreement unless (i) such dispute is resolved in Seller's favor and (ii) Buyer fails to pay such disputed amount (together with interest at the Commercial Paper Rate) within the time period specified below. Thereafter, Buyer and MHSI shall each present their interpretations to the Accounting Firm, and shall instruct the Accounting Firm to determine the correct amount of the calculations in dispute (if applicable, in accordance with the methodology set forth in Schedule 2.5(b) and Exhibit B) and to resolve the dispute promptly, but in no event more than 30 calendar days after having the dispute submitted to it. The Accounting Firm will make a determination as to each of the items in dispute, which must be (i) in writing, (ii) furnished to each of MHSI and Buyer and (iii) made in accordance with this Agreement, and which determination, absent manifest error, will be conclusive and binding on Seller, MHSI and Buyer and may be enforced in the courts specified in Section 8.10 hereof. In the event the Accounting Firm determines that any of the calculations in dispute in the Operations Report was incorrect, the fees and expenses of the Accounting Firm shall be borne by MHSI, and in all other cases the fees and expenses of the Accounting Firm shall be borne by Buyer. Each of MHSI and Buyer shall use reasonable efforts to cause the Accounting Firm to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Accounting Firm for information, books, records and similar items. Upon receipt by Buyer of the Accounting Firm's written determination of the resolution of any such dispute in Seller's favor, Buyer shall pay all or any portion of the amounts in dispute in accordance with such resolution plus interest at the Commercial Paper Rate on the amounts in dispute from the date such amounts were due until the date of payment thereof, such payment date being in any event no later than ten Business Days from the receipt of such written determination. Upon the resolution of any such dispute in Buyer's favor, the amount in dispute shall not be considered due and owing and Seller and MHSI shall have no rights whatsoever with respect to such amount under Section 6.1(a) hereof or the Buyer Security Agreement.

                (d) Each year within 15 Business Days following the later to occur of (i) completion of the audited financial statements of the Operating Company for the immediately preceding Fiscal Year and (ii) publication or disclosure by the IRS of the revised inflation adjustment factors and the reference prices applicable to the immediately preceding Fiscal Year pursuant to
Section 29(d)(2) of the Code, the Administrative Member shall recompute the aggregate Estimated Tax Credits for each of the Quarters of the preceding Fiscal Year using (I) such revised factor and taking into account the effect, if any, of the operation of Section 29(b)(1) of the Code based on such reference price and (II) information on actual sales to unrelated persons (as defined in Section 29(d)(7) of the Code) of solid synthetic fuel produced in the Facility reflected in such audited financial statements (such recomputed amount for any Quarter being the "Actual Credit Amount"). For purposes hereof, the "Annual Adjustment Amount" shall mean the aggregate of the following for all of the Quarters of such preceding Fiscal Year: (w) the product of (I) the Applicable Percentage and
(II) the Actual Credit Amount for each Quarter, reduced by (x) the Fixed Deferred Payment and the payments under the Base Note made with respect to such Quarter but, in the case of this clause (x) only, not reduced below zero, (y) the Variable Deferred Payment made with respect to such Quarter and (z) capital contributions made by Buyer to the Operating Company with respect to such Quarter. If the Annual Adjustment Amount is a positive amount, such amount will be added to the amount of Buyer's Variable Deferred Payment otherwise due on the Adjustment Date. If the Annual Adjustment Amount is a negative amount, such amount will be used to reduce Buyer's Variable Deferred Payment otherwise due on the Adjustment Date, or if such amount exceeds the amount of Buyer's Variable Deferred Payment otherwise due on such date, the excess amount will be successively credited against Buyer's Variable Deferred Payments as they otherwise become due thereafter. In the event that the actual Tax Credits claimed on the Company's federal income tax return for any such Fiscal Year is different from the Actual Credit Amount for such Fiscal Year as computed pursuant to this Section 2.5(d), an additional adjustment amount will be promptly calculated and applied to adjust Buyer's Variable Deferred Payment in the same manner as described above for the Annual Adjustment Amount.

                (e) In the Fiscal Year that the Final Adjustment Date occurs, within 15 Business Days following the later to occur of (i) completion of the audited financial statements of the Operating Company for the immediately preceding Fiscal Year and (ii) publication or disclosure by the IRS, pursuant to
Section 29(d)(2) of the Code, of the revised inflation adjustment factors and the reference prices applicable to the immediately preceding Fiscal Year, the Administrative Member shall calculate the Actual Credit Amount for such Fiscal Year. For purposes hereof, the "Final Adjustment Amount" shall mean the amount equal to the aggregate of the following for all of the Quarters of such preceding Fiscal Year: (w) the product of (I) the Applicable Percentage and (II) the Actual Credit Amount for each Quarter, reduced by (x) the Fixed Deferred Payment and payments under the Base Note made with respect to such Quarter but, in the case of this clause (x) only, not reduced below zero, (y) the Variable Deferred Payment made with respect to such Quarter and (z) capital contributions made by Buyer to the Operating Company with respect to such Quarter. If the Final Adjustment Amount is positive, Buyer shall pay such amount to Seller on the Final Adjustment Date; provided, however, that if any amount required to be credited against the Variable Deferred Payments pursuant to Section 2.5(d) exceeds such amount, Seller shall pay Buyer an amount equal to such excess. If the Final Adjustment Amount is negative, then Seller shall pay such amount to Buyer on the Final Adjustment Date plus any amount required to be credited against the Variable Deferred Payments pursuant to Section 2.5(d). In the event that the actual Tax Credits claimed on the Company's federal income tax return for such Fiscal Year is different from the Actual Credit Amount for such Fiscal Year as computed pursuant to this Section 2.5(e), an additional adjustment amount will be promptly calculated and paid in the same manner as described above for the Final Adjustment Amount.

                (f) On or before the Closing Date, and within ten days after the end of each Quarter thereafter, the Administrative Member shall provide to Buyer a list of Persons to whom the Company anticipates or is considering selling synthetic fuel, other than Pre-Sale Inventory (including information reasonably available to the Administrative Member regarding the ultimate ownership of such Person and applicable CUSIP number) (the "Customer List"). Seller shall, from time to time after the Closing Date, supplement the Customer List with any additional Persons to whom the Operating Company anticipates or is considering selling synthetic fuel during such Fiscal Year. Any such supplemental Customer Lists shall be sent to Buyer by registered or certified mail with postage prepaid and return receipt requested. Within 10 Business Days following the Administrative Member's delivery of the Customer List (or supplement thereto) or the Administrative Member's request as to any specific Person that may be made from time to time, Buyer shall deliver to the Administrative Member a "Customer Certificate" in the form attached as Exhibit K hereto notifying the Administrative Member whether, as to each such Person, the Person is a Cleared Person. As to any such Person, if Buyer fails to deliver the Customer Certificate indicating that such Person is not a Cleared Person within such 10 Business Day period, the Person shall be deemed to be a Cleared Person until Buyer delivers to the Administrative Member a Customer Certificate notifying the Administrative Member that such Person is not a Cleared Person. To the extent any such Person is identified by Buyer in the Customer List as not being a Cleared Person, the Parties will meet, discuss and negotiate in good faith to develop and agree upon appropriate actions to maximize the full value of the Tax Credits generated by the production and sale of synthetic fuel at the Facility, including, without limitation, possible divestiture by Buyer or its Affiliates of interests in such customer and the sale by Buyer of part or all of the Membership Interest to a third party as provided in the Amended LLC Agreement or to Seller or its Affiliates. The Administrative Member hereby agrees to keep confidential the information contained in any Customer Certificate delivered by Buyer (except as necessary to enforce this Agreement and any of the other Transaction Agreements or to the extent such information made public by a party other than the Administrative Member is required by law to disclose such information). Buyer hereby agrees to keep confidential the information contained in any Customer List, or supplement thereto, delivered by the Administrative Member (except as necessary to enforce this Agreement and any of the other Transaction Agreements or to the extent such information made public by a party other than Buyer and its Affiliates or Buyer is required by law to disclose such information).

                (g) Notwithstanding anything to the contrary contained in this Article II, until the earlier of the delivery by Buyer to the Operating Company and to Seller of a Termination Notice or December 31, 2003, all payments required to be made by Buyer under this Article II, for the period from the Closing Date until the foregoing earlier event (the "Initial Period"), up to an amount equal to 44 percent of the Estimated Tax Credits for such period, shall be made to the Escrow Agent to be held in the Escrow Account in accordance with the Escrow Agreement. If Buyer delivers a Termination Notice to the Operating Company and to Seller on or before December 31, 2003, (i) Buyer, MHSI and Seller shall promptly thereafter instruct the Escrow Agent to pay over to Buyer the amount in the Escrow Account (together with income earned as to such funds) on the Termination Date, and, upon such payment being made, the Escrow Agreement shall terminate, and (ii) thereafter, the aggregate of payments of Purchase Price hereunder and capital contributions under the Amended LLC Agreement to be made by Buyer (for the portion of the Initial Period as to which such payments have not been made at the Termination Date) shall be made only to the extent of 75 percent of the Estimated Tax Credits; provided, however, that if the Termination Date in the Termination Notice is prior to December 31, 2003, Marriott in its sole discretion may elect, by notice in writing to Buyer within five Business Days of receipt of the Termination Notice, to require Buyer to remain as a partner in the Operating Company until December 31, 2003, in which case the aggregate of payments of Purchase Price hereunder and capital contributions under the Amended LLC Agreement to be made by Buyer for the period from the Termination Date through December 31, 2003 shall be made only to the extent of 70 percent of the Estimated Tax Credits of the amount otherwise

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required to be paid. If Buyer does not deliver a Termination Notice before the close of business on December 31, 2003, (y) Buyer, MHSI and Seller shall promptly thereafter instruct the Escrow Agent to pay over to Seller the amount in the Escrow Account (together with income earned as to such funds), and, upon such payment being made, the Escrow Agreement shall terminate and (z) thereafter, Buyer shall make in full (rather than in part to the Escrow Account) all payments required to be made by it under this Article II.

                (h) To the extent Buyer elects to waive financial participation in the Company pursuant to Section 4.1(h) of the Amended LLC Agreement, and no Tax Credits are allocated to Buyer as provided in the Amended LLC Agreement, Buyer shall have no obligation to make a Variable Deferred Payment on the Quarterly Payment Date following the end of the Quarter for which the waiver is effective.

        2.6 Low Production Volume. In the event that the aggregate sales (not counting Excluded Sales) of synthetic fuel produced at the Facility fall below 175,000 tons for any Quarter (for any reason, including without limitation, a force majeure event), Buyer may defer the scheduled payment under the Base Note and the Fixed Deferred Payment for such Quarter by giving Seller written notice of such deferral on or before the Quarterly Payment Date in the form of a notice substantially similar to Exhibit C hereto. Notwithstanding the foregoing, Buyer may not defer the scheduled payment under the Base Note and the Fixed Deferred Payments hereunder more than four times in aggregate during the Fixed Payment Term. If Buyer makes the scheduled payment under the Base Note, but defers the Fixed Deferred Payment, that shall be regarded as a deferral for purposes of the preceding sentence. In the event of any deferral under this
Section 2.6, the deferred amounts will be reallocated over the remaining scheduled payments, assuming an interest rate of 8% per annum on such deferred amounts.

        2.7 Tax Event. Upon the occurrence of a Tax Event and redemption of the Membership Interest by the Operating Company in accordance with Section 10.8 of the Amended LLC Agreement, Buyer shall have no further obligation to make Fixed Deferred Payments, Variable Deferred Payments or payments under the Base Note, other than any such payments that are due and payable at the time of such redemption but which have not been paid in full.

        2.8 Payments. All payments to be made pursuant to this Article 2 shall be made by wire transfer of immediately available funds to an Account of Seller.

        2.9     Execution and Closing.

                (a) The execution of this Agreement and the deliveries set forth in Section 2.10 will take place (i) at the offices of Jones Day in Washington, D.C., at 10:00 a.m., local time, on the date hereof or (ii) at such other place and time as Buyer, Seller and MHSI may agree in writing (the "Execution Date"). The Parties agree that their respective rights and obligations hereunder and under the documents delivered pursuant to Section 2.10(a) and Section 2.10(b) shall not take effect until the Closing Date, that such documents will be held in escrow from the Execution Date to the Closing Date by Jones Day and released only pursuant to joint instructions of MHSI and Buyer, and that such documents shall be of no force and effect until the Closing is consummated.

                (b) Subject to Section 2.9(c) below, the Closing will take place within 30 days after receipt from the IRS of an additional private letter ruling (the "Private Letter Ruling") containing the following rulings:

                        (i) the Operating Company, using the Covol 298-1 reagent, will produce a "qualified fuel" within the meaning of Section 29(c)(1)(C) of the Code;

                        (ii) production of qualified fuel at the Facility will be attributable solely to the Operating Company, entitling the Operating Company to the Tax Credit on such fuel sold to unrelated parties; and

                        (iii) the Tax Credit may be passed through to and allocated among the members of the Operating Company (which shall be defined in the Private Letter Ruling as MHSI, Buyer and Seller), in accordance with each member's interest in the Operating Company when the Tax Credit arises, which is determined based on a valid allocation of the receipts from the sale of the qualified fuel.

                (c) Buyer shall not be obligated to consummate the Closing if the Private Letter Ruling is not issued by July 31, 2003 or if, at the time the requirements of Section 2.9(b) are satisfied, either (i) a Tax Event has occurred; (ii) MHSI and Seller have not funded the Operating Company fully for the period up to and including the Closing Date; (iii) Seller or MHSI has not performed any of the covenants the Seller or MHSI is required to perform between the Execution Date and the Closing Date under this Agreement or any other Transaction Document, or there is a material breach of a representation and warranty set forth in Section 3.3(p) and such failure or breach, in the written opinion of Chadbourne & Parke LLP (or other nationally recognized tax counsel) should have a materially adverse effect on Buyer's ability to claim Tax Credits, or (iv) the Private Letter Ruling contains (or fails to contain) language the presence (or absence) of which in the written opinion of Chadbourne & Parke LLP (or other nationally recognized tax counsel) should have a materially adverse effect on Buyer's ability to claim Tax Credits or (v) there shall be revealed or there shall have occurred a circumstance or an event that, in Buyer's reasonable judgment, results in, or at the Closing Date would result in (A) a material breach of a representation and warranty set forth in Section 3.3(i), (B) a breach of a representation and warranty set forth in Section 3.1(b) of this Agreement, (C) a tort claim against the Operating Company that could reasonably be expected to result in a liability to the Operating Company in excess of $5 million or (D) a casualty to the Facility that has a material adverse effect on the capacity of the Facility to produce synthetic fuel qualifying for Tax Credits, and in any such case (A)-(D), Seller and MHSI have not, within ninety
(90) days of such revelation or occurrence, cured or corrected such circumstance or event.

                (d) On the Closing Date, Seller and MHSI each shall deliver to Buyer an officer's certificate of an Authorized Officer certifying that each of the representations and warranties set forth in Sections 3.1, 3.2 and 3.3 of this Agreement is true and correct in all material respects as of the Closing Date; provided that if MHSI is not able to deliver such certificate, Buyer shall not be obligated to consummate the Closing only if the circumstances preventing the delivery of such certificate should in the written opinion of Chadbourne & Parke LLP (or other nationally recognized tax counsel) have a materially adverse effect on Buyer's ability to claim Tax Credits.

                (e) On the Closing Date, Seller shall deliver to Buyer a bring-down opinion of internal and outside counsels to MHSI and Seller addressing the matters set forth in Section 2.10(b)(ii), (iii) and (iv), which opinions shall be in form and substance satisfactory to Buyer.

        2.10    Actions to Occur on the Execution Date.

                (a) On the Execution Date, Buyer shall deliver or cause to be delivered to Seller the following:

                        (i) a certificate of incumbency from the secretary or an assistant secretary of Buyer as to the officers of Buyer who sign the Transaction Documents on behalf of Buyer; and a certificate of incumbency from the secretary or assistant secretary of Buyer Parent as to the officers of Buyer Parent who sign the Buyer Guaranty on behalf of Buyer Parent;

                        (ii) a legal opinion of internal counsel to Buyer, in form and substance satisfactory to Seller, to the effect that (1) each of the Buyer and the Buyer Parent has been duly formed and is validly existing and in good standing under the laws of the jurisdiction in which such corporation or legal entity was formed; (2) each of the Buyer and Buyer Parent has all entity power and authority to enter into and perform the transactions contemplated by the Transaction Documents; (3) each of the Transaction Documents to which Buyer and Buyer Parent is a party has been authorized by all necessary entity action and has been duly executed and delivered by such entity, and (4) the execution and delivery of the Transaction Documents to which Buyer and Buyer Parent are a party do not and will not violate such entity's constitutive documents;

                        (iii) a legal opinion of Chadbourne & Parke LLP, outside counsel to Buyer, in form and substance satisfactory to Seller, to the effect that (1) each of the Transaction Documents to which Buyer and Buyer Parent is a party constitutes the valid and binding obligation of such entity enforceable against such entity in accordance with its terms, except as may be limited or otherwise affected by (I) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally and (II) principles of equity, whether considered at law or in equity; and (2) no filing with, notice to, or consent, approval, authorization or order of any court or government agency or body or official is required by federal or applicable state law to be obtained in connection with the execution, delivery and performance by Buyer or the Buyer Parent of the Transaction Documents to which it is a party.

                        (iv) the Buyer Parent Guarantee, duly executed by Buyer Parent;

                        (v) the Buyer Security Agreement, duly executed by Buyer;

                        (vi) the Amended LLC Agreement, duly executed by Buyer;

                        (vii) the Assignment Agreement, duly executed by Buyer; and

                        (viii)  the Base Note, duly executed by Buyer.

                (b) On the Execution Date, Seller shall deliver or cause to be delivered to Buyer the following:

                        (i) a certificate of incumbency from the secretary or assistant secretary of Seller as to the officers of Seller who sign the Transaction Documents on behalf of such Seller; and a certificate of incumbency from the secretary or an assistant secretary of Seller Parent as to the officers of Seller Parent who sign the Seller Parent Guaranty on behalf of Seller Parent; and a certificate of incumbency from the secretary or an assistant secretary of MHSI as to the officers of MHSI who sign the Transaction Documents on behalf of MHSI;

                        (ii) a legal opinion of internal counsel to MHSI and Seller Parent, in form and substance satisfactory to Buyer, to the effect that
(1) each of MHSI and the Seller Parent has been duly formed and is validly existing and in good standing under the laws of the jurisdiction in which such corporation or legal entity was formed; (2) each of MHSI and the Seller Parent has all entity power and authority to enter into and perform the transactions contemplated by the Transaction Documents to which it is a party; (3) each of the Transaction Documents to which MHSI or the Seller Parent is a party has been authorized by all necessary entity action and has been duly executed and delivered by such entity; and (4) the execution and delivery of the Transaction Documents to which MHSI and Seller Parent are a party do not and will not violate such entity's constitutive documents.

                        (iii) a legal opinion of Stoel Rives LLP, in form and substance satisfactory to Buyer, to the effect that (1) Seller has been duly formed and is validly existing and in good standing under the laws of the State of Oregon; (2) Seller has all entity power and authority to enter into and perform the transactions contemplated by the Transaction Documents to which it is a party; (3) each of the Transaction Documents to which Seller is a party has been authorized by all necessary entity action and has been duly executed and delivered by such entity; (4) the execution and delivery of the Transaction Documents to which Seller is a party do not and will not violate Seller's constitutive documents; and (5) Seller was retroactively reinstated under Oregon law on December 16, 2002.

                        (iv) a legal opinion of Jones Day, outside counsel to MHSI, Operating Company and Seller, in form and substance satisfactory to Buyer, to the effect that (1) the Operating Company has been duly formed in Delaware and is validly existing and in good standing under the laws of Delaware; (2) the Operating Company has all limited liability company power and authority to enter into and perform the transactions contemplated by the Transaction Documents to which it is a party; (3) each of the Transaction Documents to which Seller, the Operating Company, MHSI or the Seller Parent is a party constitutes the valid and binding obligation of such entity enforceable against such entity in accordance with its terms, except as may be limited or otherwise affected by (I) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally and (II) principles of equity, whether considered at law or in equity; and (4) no filing with, notice to, or consent, approval, authorization or order of any court or government agency or body or official is required by federal or applicable state law to be obtained in connection with the execution, delivery and performance by Seller, the Operating Company, MHSI or the Seller Parent of the Transaction Documents to which it is a party;

                        (v) all consents, waivers or approvals required to be obtained by Seller with respect to the sale of the Membership Interest by Seller contemplated herein and the consummation of the transactions related to such sale of Membership Interest;

                        (vi) an affidavit of nonforeign status that complies with Section 1445 of the Code, duly executed by Seller;

                        (vii) the Amended LLC Agreement, duly executed by Seller and MHSI;

                        (viii) the Assignment Agreement, duly executed by Seller;

                        (ix) the Seller Guarantee, duly executed by Seller Parent in favor of Buyer; and

                        (x) the Seller Security Agreement, duly executed by MHSI.

        2.11 First Quarterly Payment Date. For purposes of the Fixed Deferred Payments it is assumed that the first Quarterly Payment Date following the Closing Date will be the Quarterly Payment Date in respect of the Quarter ending August 31, 2003. If this assumption turns out to be incorrect, the payment schedule for the Fixed Deferred Payments shall be adjusted to reflect that.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

        3.1 Representations and Warranties Regarding Seller, MHSI and the Operating Company. Seller and MHSI represent and warrant to Buyer both as of the Execution Date and the Closing Date as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

                (a) Organization, Good Standing, Etc. (i) each of Seller and MHSI is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted; (ii) the Operating Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Operating Company is qualified to do business and in good standing under the laws of each jurisdiction in which the character of the Subject Assets owned or leased by that company or the nature of the activities conducted by it in operating its businesses makes such qualification necessary under law. Attached hereto as Schedule 3.1(a) are complete and correct copies of the certificate of formation and the limited liability company operating agreement of the Operating Company, and all amendments thereto.

                (b) Ownership. Seller and MHSI are members of the Operating Company, with Seller owning 49.9 percent of all of the outstanding membership interests of the Operating Company and MHSI owning 50 percent of all of the outstanding membership interests of the Operating Company. Except with respect to the transactions contemplated by this Agreement and the SynAmerica II Purchase Agreement, Seller is not a party to any agreement, arrangement or understanding relating to the sale or disposition of all or any part of the membership interest of the Operating Company or the sale or disposition of all or any part of the membership interests in Seller as of the date hereof, nor is Seller in discussions with any Person with respect to the foregoing. On the date hereof Seller has, and immediately prior to the Closing of this Agreement Seller will have, absolute record and beneficial ownership and title to a 49.9 percent membership interest in the Operating Company free and clear of any liens or other encumbrances except for the obligations imposed on members of the Operating Company under its operating agreement. There are no outstanding options, warrants, calls, puts, convertible securities or other contracts of any nature to which the Operating Company is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, membership interests or any securities or obligations convertible into or exchangeable for membership interests or to grant, extend or enter into any such option, warrant, call, put, convertible security or other contract.

                (c) Subsidiaries, Etc. The Operating Company has no direct or indirect ownership interest in any corporation, limited liability company, partnership, joint venture or other firm or entity nor any contractual obligation or commitment to make any investment in (by way of contributions, advances, loans or otherwise) to any other Person or to provide guarantees of, or credit support relating to any third-party debt.

                (d) Authority. Each of Seller and MHSI has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby or thereby. The execution and delivery by each of Seller and MHSI of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action on the part of Seller and MHSI. This Agreement has been duly executed and delivered by each of Seller and MHSI, and upon the execution and delivery by it of the other Transaction Documents to which it is a party, the Transaction Documents will be duly executed and delivered by Seller and MHSI. This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and upon execution and delivery by each of Seller and MHSI of the other Transactions Documents to which it is a party, the Transaction Documents will constitute, the valid and binding obligations of each of Seller and MHSI, enforceable against it in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                (e) No Conflict; Required Filings and Consents. The execution and delivery by each of Seller and MHSI of this Agreement and the other Transaction Documents to which it is a party do not, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby or thereby will not, (i) violate, conflict with, or result in any breach of any provision of its or the Operating Company's certificate of formation, articles of incorporation, articles of organization, bylaws, limited liability company operating agreement or other organizational documents, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation, or result in the loss of any benefit, or give any Person the right to require any security to be repurchased, or give rise to the creation of any Lien upon the Membership Interest or any Subject Asset, or affect its or the Operating Company's rights under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which such entity is a party or by which or to which it or the Operating Company or any of their respective assets, the Membership Interest or the Subject Assets may be bound or subject, or (iii) violate any Applicable Law. Except as disclosed on Schedule 3.1(e), no Consent of any Governmental Authority or other Person is necessary or required with respect to Seller, MHSI or the Operating Company in connection with the execution and delivery by Seller and MHSI of this Agreement or any of the other Transaction Documents to which Seller or MHSI is a party, the performance by Seller or MHSI of its obligations hereunder and thereunder, or the consummation by Seller or MHSI of the transactions contemplated hereby or thereby, except for any such Consent that is routine or ministerial in nature.

                (f) Absence of Litigation. There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Marriott, threatened against any Seller Party that seeks to restrain, prohibit, or otherwise enjoin this Agreement or the consummation of the transactions contemplated hereby.

                (g) Broker's Fees. Except for broker's fees to be paid by MHSI to Meridian Investments, Inc., a Massachusetts corporation, no agent, broker, investment banker, or other Person engaged by any Seller Party is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Buyer or the Operating Company in connection with any of the transactions contemplated by this Agreement.

        3.2     Representations and Warranties Regarding the Operating Companies
- Historical. Attached hereto as Schedule 3.2 are the "Representations and Warranties Regarding the Companies" that PacifiCorp made to Marriott in Section
3.2 of the PacifiCorp/Marriott Agreement (the "Historical Representations and Warranties"). For the period up to October 15, 2001 (but not thereafter), Seller and MHSI hereby repeat and incorporate herein by this reference as representations and warranties of Seller and MHSI both as of the Execution Date and the Closing Date the Historical Representations and Warranties. The sole liability of Seller and MHSI with respect to this Section 3.2 is as set forth in
Section 7.10 hereof.

        3.3 Representations and Warranties Regarding the Operating Company. The representations and warranties set forth in this Section 3.3 and the Schedules with respect thereto have effect only for, and relate only to, the period commencing October 15, 2001.

                Seller and MHSI represent and warrant to Buyer both as of the Execution Date and the Closing Date as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

                (a) Financial Statements; Undisclosed Liabilities; Absence of Certain Changes or Events.

                        (i) Attached as Exhibit J is the balance sheet of the Operating Company as of November 29, 2002 (the "Balance Sheet"), and the statements of income of the Operating Company for the fiscal year to such date (such financial statements collectively referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP and fairly present the information purported to be presented therein as of such date and for the periods to such date.

                        (ii) There is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent (as such term is defined under FASB Statements of Financial Accounting Standards No. 5), or otherwise, of the Operating Company for the period since October 15, 2001 that is not disclosed or reserved against in the Balance Sheet as of November 29, 2002 (the "Balance Sheet Date"), other than liabilities and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date that do not impose any material liability on the Operating Company. No facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such liabilities not covered by the exception in the foregoing sentence.

                        (iii) Since the Balance Sheet Date, the Operating Company has conducted its business only in the Ordinary Course of Business. Since the Balance Sheet Date, no material adverse change has occurred to the business, the assets or the financial condition or prospects of the Operating Company. As of the date hereof, the Operating Company does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligation of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business) (collectively "Liabilities"), except: (i) Liabilities reflected in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business of the Company since the Balance Sheet Date which singly or in the aggregate do not have a Material Adverse Effect on the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company, and (iii) as set forth on Schedule 3.3(a) attached hereto.

                (b) Compliance with Applicable Laws; Permits. Except as regards Taxes, which are the subject of Section 3.3(j), since October 15, 2001, the Operating Company has complied in all material respects with, the Operating Company has not received any notices of any violation of, and the Subject Assets of the Operating Company have been in compliance in all material respects with, all Applicable Laws. Except as listed on Schedule 3.3(b) there are no material permits, approvals, registrations, licenses, legal notifications, authorizations, exemptions or the like ("Permits") required to be obtained or filed by the Operating Company under any Applicable Law either to conduct the business of the Operating Company or otherwise to own or operate the Facility or the other Subject Assets. All Permits owned or held by the Operating Company to conduct its businesses or otherwise to own and operate the Facility and the other Subject Assets are listed or described on Schedule 3.3(b). All such Permits are in full force and effect, the Operating Company is and has been in compliance in all material respects with such Permits, and, to the Operating Company's Knowledge, there are no conditions which, with the passage of time or the giving of notice or both, would give rise to a material breach or default by the Operating Company under any thereof.

                (c) Absence of Litigation. Since October 15, 2001, except as set forth on Schedule 3.3(c) there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration that has been formally asserted or filed or, to the Knowledge of Marriott, threatened against the Operating Company or any of the Subject Assets or that questions the validity of the Transaction Documents or that seeks to delay, prevent or alter the consummation of any of the transactions contemplated hereby and thereby; nor have there been any investigations relating to the Operating Company or any of the Subject Assets that have been formally advised to the Operating Company or, to the Knowledge of Marriott, threatened by any Governmental Authority. Since October 15, 2001, there are no claims, actions or suits that have been filed by the Operating Company. Since October 15, 2001, there is no judgment, decree, injunction, order, determination, award, notice of violation, finding, or letter of deficiency of any Governmental Authority or arbitrator that has become outstanding against the Operating Company or any of the Subject Assets.

                (d) Insurance. Since October 15, 2001, the Operating Company has been insured against such risks and in such amounts as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 3.3(d) sets forth a list of all fire, general liability, malpractice liability, theft, and other forms of insurance and all fidelity and surety bonds held by or applicable to the Operating Company or the Subject Assets for the period since October 15, 2001, and except as disclosed on such
Schedule 3.3(d), for the period since October 15, 2001, there is no claim by the Operating Company pending under any such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums due and payable under such policies and bonds since October 15, 2001 have been paid, and except as set forth on Schedule 3.3(d) the Operating Company is otherwise in compliance in all material respects with the terms and conditions of such policies and bonds. Since October 15, 2001, no event has occurred, including the failure by the Operating Company to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Operating Company under any such insurance policies. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, except as set forth on Schedule 3.3(d), no insurance policy held by or applicable to the Operating Company or the Subject Assets of the Operating Company has been canceled since October 15, 2001 and, to the Knowledge of Marriott, there is no threatened termination of such policies and, except as noted on Schedule 3.3(d), since October 15, 2001, the Operating Company has not received any notice of any premium increase with respect to such policies. With respect to any period since October 15, 2001 during which any third-party operator provided material operational and/or maintenance services to the Facility, to the Knowledge of Marriott, such third-party operator acquired or otherwise maintained workmen's compensation and liability insurance coverage in such amounts as third-party operators engaged in a similar business would, in accordance with good business practices, customarily be insured.

                (e) Owned Real Property. The Operating Company does not own any real property.

                (f) Leased Real Property. The Operating Company currently does not lease or sublease any real property, including any real property leasehold interests covering office space or industrial sites, other than the real property leasehold interests described on Schedule 3.3(f). Except as set forth on Schedule 3.3(f), there is no real property owned or leased by Seller Parent or one of its Affiliates (other than the Operating Company or SynAmerica
II) that is used or held for use primarily in connection with the Facility or the operations of the Operating Company. Each lease listed on Schedule 3.3(f), if any, is in full force and effect without any amendment. The Operating Company is not, and, to the Knowledge of Marriott, no other Person is, in default under any lease listed on Schedule 3.3(f), if any, that could reasonably be expected to have a Material Adverse Effect. No Consent from any landlord or third party to any lease listed on Schedule 3.3(f), will be required as a result of the execution, delivery or performance by the Parties of this Agreement and the other Transaction Documents. All leasehold interests listed on Schedule 3.3(f) are available for immediate use as related to the Facility and the operations of the Operating Company as currently conducted or as otherwise conducted in the Ordinary Course of Business, and such leasehold interests listed on Schedule 3.3(f) are adequate for the Operating Company to operate in accordance with its operations as currently conducted or as otherwise conducted in the Ordinary Course of Business. Since October 15, 2001, the Operating Company has not purchased or leased any additional real property. Seller has delivered to Buyer true and complete copies of all leases listed in Schedule 3.3(f), if any, and all amendments thereto, prior to the execution of this Agreement. Each such lease is valid and binding on the Operating Company and, to the Knowledge of Marriott, on the other parties thereto, and is enforceable in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, applicable equitable principles or other similar laws affecting the enforcement of creditors' rights generally.

                (g) Personal Property. Schedule 3.3(g) contains a list of the items of Personal Property having a replacement cost of not less than $10,000 for each item acquired by the Operating Company since October 15, 2001, and not since disposed of in the Ordinary Course of Business. Except as set forth in Schedule 3.3(g), there is no personal property owned or leased by Seller Guarantor or one of its Affiliates (other than the Operating Company or SynAmerica II) that has become used or held for use primarily in connection with the Synfuel Facility or the operations of the Operating Company since October 15, 2001. All Personal Property listed on Schedule 3.3(g) is located at the locations listed on such Schedule 3.3(g). Except as set forth on Schedule 3.3(g), the Operating Company has good and marketable title to, or a valid leasehold or license interest in, all of the Personal Property listed on such Schedule. The Operating Company is not, and, to the Knowledge of Marriott, no other Person is, in default under any of the leases, licenses and other Contracts relating to the Personal Property listed on such Schedule that could reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in Schedule 3.3(g), the Personal Property listed on such Schedule (i) is in good operating condition and repair (ordinary wear and tear excepted),
(ii) is available for immediate use in the operations of the Operating Company as and where currently conducted, and (iii) is adequate for the Operating Company to operate in accordance with its operations as and where currently conducted or as otherwise conducted in the Ordinary Course of Business.

                (h) Liens. All of the Subject Assets are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, deeds of trust, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except for Permitted Liens.

                (i)     Environmental Matters.

                        (i) Except as set forth on Schedule 3.3(i)(i), the Operating Company, the operations of the Operating Company, and the Subject Assets have at all times since October 15, 2001 complied with all Environmental Laws, and currently comply with all Environmental Laws.

                        (ii)    Since October 15, 2001, except as set forth on
        Schedule 3.3(i)(ii), no judicial or administrative proceedings have been filed or, to the Knowledge of Marriott, threatened against the Operating Company alleging the violation of any Environmental Laws, or alleging any liabilities arising under any Environmental Laws, or otherwise requiring the Operating Company to take, or refrain from taking, any action in order to comply with any Environmental Laws, and no claims, actions or suits have been formally asserted or filed or, to the Knowledge of Seller or MHSI, threatened against the Operating Company from or related to exposure (or alleged exposure) of Persons or property to Hazardous Substances in connection with the operation of the Operating Company or the Facility, and no notice from any Governmental Authority or any private or public Person has been received by the Operating Company or any other Seller Party or, to the Knowledge of Marriott, threatened against the Operating Company or any other Seller Party claiming any violation of any Environmental Laws by the Operating Company in connection with any real property or facility owned, operated or leased by the Operating Company, or claiming any liabilities arising under Environmental Laws or requiring any investigation, remediation, or monitoring on or in connection with any real property or facility owned, operated or leased by the Operating Company or any offsite location that may have been impacted by operations of the Operating Company that are necessary to comply with any Environmental Laws and that have not been fully complied with or otherwise resolved to the full satisfaction of the Person giving notice, or that otherwise may reasonably be expected to give rise to any liability arising under Environmental Laws.

                        (iii)   Since October 15, 2001, except as set forth on
        Schedule 3.3(i)(iii), the Operating Company possesses, has possessed or otherwise holds or has held all Permits required to conduct all of its activities, including those activities relating to the generation, use, storage, treatment, transport, disposal, release, investigation, remediation or monitoring of Hazardous Substances. All such Permits are final, in full force and effect, and are not subject to any judicial or administrative appeal or other proceedings.

                        (iv) Since October 15, 2001, all Hazardous Substances generated, used, stored, treated, transported, disposed of, arranged for transport, arranged for disposal or released (collectively, "Managed") by the Operating Company on, in, under or from any of its owned, operated, or leased real property or facilities have been Managed by the Operating Company in such manner as to be in compliance with Environmental Law and not to result in any Environmental Costs or Liabilities. To the Knowledge of Marriott, no

        Hazardous Substances exist in or on the Subject Assets except in compliance in all material respects with Environmental Laws.

                        (v) Since October 15, 2001, neither the Operating Company nor other Seller Party has received any written notification from any source advising the Operating Company or Seller Party that: (A) the Operating Company is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated or leased by the Operating Company is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") (or state-equivalent) site; and (C) any facility to which the Operating Company has ever transported, disposed or otherwise arranged for the transport or disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

                        (vi) Since October 15, 2001, no Hazardous Substance has been released or been present in a reportable quantity or quantity potentially requiring remedial action or warranting environmental investigation, or that could otherwise reasonably be expected to result in liability at, on, or under any real property or facility now or previously owned, operated or leased by the Operating Company.

                        (vii) The Operating Company has made available to Buyer all environmental site assessment reports, studies, and related documents in its possession and relating to the operation, businesses and property of the Operating Company and the Facility.

                (j) Taxes. The Operating Company has timely filed, or caused to be timely filed on its behalf, all Tax Returns required to be filed since October 15, 2001, and has paid, or caused to be paid on its behalf, all Taxes required to be paid since October 15, 2001. All such Tax Returns are complete and accurate in all material respects. Waivers of the statute of limitations in respect of Taxes for which the Operating Company is liable that have been given to the IRS are listed on Schedule 3.3(j). To Marriott's Knowledge, no other such waivers have been given or requested.

                (k)     Company Contracts. Schedule 3.3(k) lists all material
(i) lease agreements, easements, right-of-way agreements, partnership, joint venture or alliance agreements, agreements under which any indebtedness for borrowed money has been created, incurred, assumed or guaranteed, agreements with Sellers or any Affiliate of Seller (other than the Operating Company or SynAmerica II), non-compete agreements, stock option, stock purchase, severance and similar agreements, employment agreements, collective bargaining agreements, license agreements, asset purchase agreements, merger agreements, operation and maintenance agreements, engineering, procurement and construction agreements, fuel supply agreements, fuel sales agreements, and loan agreements entered into since October 15, 2001, to which the Operating Company is a party, and (ii) all other agreements entered into since October 15, 2001 to which the Operating Company is a party involving payments to, or a liability of, the Operating Company in excess of $10,000, in each case (A) which agreements are currently in effect and (B) with respect to such agreements, the Operating Company is a party thereto or such agreements bind or are included in the Subject Assets of the Operating Company. Seller has delivered or made available to Buyer a complete and correct copy of each such contract or other agreement listed on Schedule 3.3(k) (including all exhibits and schedules thereto) as in effect on the date hereof. With respect to each such agreement: (A) the agreement is in full force and effect, valid and binding on the Operating Company, and, to the Knowledge of Marriott, on the other parties thereto, and is enforceable in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, applicable equitable principles or other similar laws affecting the enforcement of creditors' rights generally; (B) the agreement will continue to be in full force and effect on identical terms following the Closing; (C) the Operating Company is not and, to the Knowledge of Marriott, no other party under such agreement is, in breach or default, and no event or circumstance has occurred or exists with respect to the Operating Company or, to the Knowledge of Marriott, with respect to the other party to such agreement, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, in each case that could reasonably be expected be have a Material Adverse Effect; (D) to the Knowledge of Marriott, no other party to such agreement has any valid defense, setoff or counterclaim against the Operating Company under any such agreement and the Operating Company or any other Seller Party has not received any notice of any such claim; and (E) the Operating Company has not repudiated and, except as disclosed on Schedule 3.3(k), does not intend to terminate, cancel or not renew any provisions of such agreement, and, to Marriott's Knowledge, no other party to such agreement has repudiated or intends to terminate, cancel or not renew any provision of such agreement.

                (l)     Employee Matters.

                        (i) The Operating Company has no employees. Except as set forth on Schedule 3.3(l), there is not any collective bargaining or similar agreement with any labor organization relating to the individuals who currently provide or, since October 15, 2001, have provided services in connection with the operation of the Facility including, without limitation, the delivery of coal feedstock (the "Facility Employees"). None of the Facility Employees is a common law employee of the Operating Company. With respect to the Operating Company and Synfuel Management, LLC, Marriott has no Knowledge of, after due inquiry with Synfuel Management, LLC, (A) any current or planned employee union or organizing activities; (B) any current or threatened strike, dispute, slowdown, stoppage or lockout; (C) any unfair labor practice charge or complaint by any Facility Employee pending before the National Labor Relations Board or any similar state agency; (D) any charge or investigation pending before the Equal Employment Opportunity Commission or any other federal or state entity responsible for the prevention of unlawful employment practices; or (E) except as disclosed on Schedule 3.3(l)(i), any material violation or notices of violations of MSHA.

                        (ii) Since October 15, 2001, the Operating Company has not maintained, sponsored, administered or participated in any employee benefit plan, program or arrangement, including without limitation any employee benefit plan subject to ERISA. To the Knowledge of Marriott the Operating Company has no outstanding or threatened liability relating to any employee benefit plan that it maintained, sponsored or administered, or in which it participated prior to October 15, 2001.

                (m)     Intellectual Property.

                        (i) Other than the licenses listed on Schedule 3.3(k), the Company does not own or hold under license any material Intellectual Property.

                        (ii) Since October 15, 2001, the Operating Company has not unlawfully interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties and no third party has unlawfully interfered with, infringed upon, or misappropriated any Intellectual Property rights of the Operating Company, except in any such case as could not reasonably be expected to have a Material Adverse Effect.

                (n) Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Operating Company since October 15, 2001.

                (o) Affiliate Transactions. There are no contracts between the Operating Company and any other Affiliate of Seller or MHSI.

                (p)     Section 29.

                        (i)     Except as disclosed in the Marston Report or on
Schedule 3.3(p)(i), no material change or modification has been made to the equipment at the Facility since October 15, 2001.

                        (ii) To Marriott's Knowledge, there is no material misstatement of fact or any material omission of fact in the Request that would permit the IRS to revoke any of the rulings in the Private Letter Ruling or to successfully assert in a revenue agent's report or notice of proposed disallowance that any such ruling does not apply to the Operating Company or Buyer.

                        (iii) To Marriott's Knowledge, there is no material misrepresentation in Section 3.2(k) of the PacifiCorp/Marriott Agreement, or any material misstatement of fact or material omission of fact in earlier ruling requests, which would permit the IRS to revoke the earlier IRS letter rulings issued with respect to the Facility and the Operating Company or to successfully assert in a revenue agent's report or notice of proposed disallowance that any such ruling does not apply to the Operating Company.

                        (iv) At least 20% of the current fair market value of the Facility is attributable to used property (within the meaning of the private ruling issued to the Operating Company in 1997) retained from the Facility at its original site in Jefferson County, Alabama.

                        (v) The Operating Company is classified as a partnership for federal income tax purposes and not as an association taxable as a corporation.

                        (vi) IRS audits of the Operating Company commenced in January 2000. The Operating Company received the information document requests from the IRS set forth on Schedule 3.3(p)(vii) and has responded to certain of these requests, but to Marriott's Knowledge there has been no other written communication with the IRS about the audit. For tactical reasons, all contact with the IRS through the end of 2002 has been by PacifiCorp personnel and not by Marriott or its counsel, and accordingly Marriott's knowledge of the audits is limited. To Marriott's Knowledge, the IRS has not indicated an intention to disallow tax credits claimed by PacifiCorp or advanced any particular theory for such a disallowance.

For purposes of any indemnity relating to, or claim of breach with respect to, the representations in subsections 3.3(p)(ii) or (iii), Marriott shall not be treated as having Knowledge of any misstatement, omission or misrepresentation, and the representations in such subsections shall not be treated as incorrect or breached, to the extent that the relevant facts were disclosed to Buyer or its counsel in writing or through documents provided as part of Buyer's due diligence. For the avoidance of doubt, the parties acknowledge that the items listed on Schedule 3.3(p)(iv)B were provided to Buyer's counsel in the course of due diligence. In addition, in the absence of fraud (a remedy which is provided for in Section 7.1 hereof), the parties acknowledge that Marriott shall not have Knowledge of any additional facts if such facts are included in the Excluded Boxes described on Schedule 3.3(p)(iv)A and are not otherwise known to Marriott.

        3.4 Updating of Schedules. For purposes of the representations and warranties of Seller and MHSI to be made on the Closing Date pursuant to Sections 3.1, 3.2 and 3.3, the schedules to such representations and warranties shall be updated through the Closing Date. Buyer shall not be obligated to consummate the Closing if the schedules, as updated, should in the written opinion of Chadbourne & Parke LLP (or other nationally recognized tax counsel) have a materially adverse effect on Buyer's ability to claim Tax Credits.

        3.5 Application of Representations and Warranties to 0.1% Interest. Seller and MHSI agree that the representations and warranties made in Sections
3.2 and 3.3 also are made as of the Closing Date to Buyer and its predecessors in interest with respect to the 0.1% interest in the Operating Company previously acquired by Buyer.

        3.6 Representations and Warranties of Buyer. Buyer represents and warrants to Seller and MHSI both as of the Execution Date and the Closing Date as follows (with the understanding that Seller and MHSI are relying on such representations and warranties in entering into and performing this Agreement):

                (a) Organization; Good Standing; Etc. Buyer is a limited liability company duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                (b) Authority. Buyer has all requisite power and authority as a limited liability company to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby or thereby, have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and upon execution and delivery by it of the other Transaction Documents to which it is a party, the other Transaction Documents will be duly executed and delivered by Buyer. This

Agreement (assuming due authorization, execution and delivery by Seller and MHSI) constitutes, and upon execution and delivery by Buyer of the other Transaction Documents to which it is a party, the other Transaction Documents will constitute, the valid and binding obligations of Buyer, enforceable against it in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting enforcement of creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                (c) No Conflict; Required Filings and Consents. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party do not, the performance by it of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby or thereby will not (i) violate, conflict with, or result in any breach of any provisions of its certificate of formation or limited liability company operating agreement, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation, or result in the loss of any benefit, or give any Person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of its assets under, any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which or to which it or any of its assets may be bound or subject, or (iii) violate any Applicable Law; except in the case of clauses (ii) and
(iii) of this Section 3.4(c) for any such violations, conflicts, breaches, defaults, rights of termination, cancellation or acceleration, loss of benefits, repurchase rights, Liens or effects that would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement. No Consent of any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement or any of the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, or the consummation by Buyer of the transactions contemplated hereby or thereby, except for any such Consent that is routine or ministerial in nature.

                (d) Absence of Litigation. There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates that seeks to restrain, prohibit, or otherwise enjoin this Agreement or the consummation of the transactions contemplated hereby.

                (e) Broker's Fee. No agent, broker, investment banker, or other Person engaged by Buyer or any of its Affiliates will be entitled to any broker's or finder's fee or any other commission or similar fee payable by any Seller Party in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE 4
                                CERTAIN COVENANTS

        4.1 Conduct of Operations. During the period from the Execution Date to the Closing, Seller and MHSI shall cause the Operating Company to (i) conduct its operations in the Ordinary Course of Business (including the paying of all premiums due and payable under, and the taking of all actions necessary to maintain, all insurance policies and bonds described in Section 3.3(d)) and in compliance in all material respects with Applicable Laws (including Environmental Laws), (ii) cause tests for significant chemical change to be conducted in accordance with the testing protocol set forth on Schedule 4.1, (iii) not produce during any Quarter at a level exceeding the Quarterly Maximum Production, (iv) cause the Facility to be maintained in good condition and in accordance with Prudent Operating Standards,
(v) cause the Facility to be operated in all material respects consistently with the statement of facts in the Request, (vi) not terminate or amend in any material respect any real property leases and (vii) not instruct or permit the Manager to replace, change or modify any of the equipment at the Facility, except for the following changes: (a) the replacement of parts with substantially identical parts; (b) the replacement or addition of electrical components (excluding motor drives), meters, scales, sampling and testing, programmable logic controller or other measuring equipment to improve quality control; (c) the replacement of front-end loaders, vehicles and other similarly mobile equipment (it being agreed that the Facility itself is not "mobile equipment" for this purpose) or (d) the addition, replacement or modification of equipment for the purpose of safety or occupational health improvements.

        4.2 Existing Accounts Payable. To the extent not funded prior to the Closing Date, MHSI shall be responsible for funding working capital requirements of the Operating Company that relate specifically to accounts payable accruing prior to the Closing Date.

        4.3 Independent Engineer. MHSI acknowledges that Buyer has engaged the Independent Engineer to assist it in monitoring its investment in the Company and compliance with this Agreement and to advise it as to matters requiring the consent of or Consultation with Buyer hereunder or under the Amended LLC Agreement. In particular, MHSI acknowledges that the Independent Engineer may visit the Facility during normal business hours prior to each Quarterly Payment Date. MHSI will ask the Manager and Independent Chemist to cooperate with the Independent Engineer and to provide the Independent Engineer with reasonable access to all data and personnel to the extent that providing such access and data is reasonably related to such purposes and does not materially interfere with the operation of the Facility or the business and operations of MHSI or the Company. Additionally, every day during which the Facility is operational, MHSI shall ask the Manager to provide the Independent Engineer a Daily Production Report. MHSI shall also ask the Manager to provide the Independent Engineer any notices of MSHA violations, corrections or notices of state or federal inspection at the Facility that indicate a deficiency or violation when they are received, as well as any chemical change reports that do not indicate that the coal feedstock used at the Facility to create synthetic fuel underwent a significant chemical change.

                                    ARTICLE 5
                                   TAX MATTERS

        5.1     Tax Returns and Proceedings.

                (a) MHSI shall cause the Operating Company to prepare and file all Tax Returns when due and all reports related to the Operating Company that are required to be filed or furnished with respect to all taxable periods ending on or before the Closing Date. For taxable periods ending after the Closing Date, MHSI shall (in its capacity as Administrative Member) cause all such returns and reports to be filed in accordance with the Amended LLC Agreement. The parties shall cooperate with respect to the preparation and filing of all such returns and reports.

                (b) Subject to any additional obligations or covenants provided under the Amended LLC Agreement, Buyer, on the one hand, and MHSI, on the other hand, shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any Taxes with respect to the operations of the Operating Company or the allowance or disallowance of any Tax Credits arising from the sale by the Operating Company of solid synthetic fuel produced in the Facility, and each shall retain (until the expiration of the applicable statute of limitations) and provide the requesting Party with any records or information that may be relevant to such Tax Return, audit or examination or proceedings. Any information obtained under this section or under any other section hereof providing for the sharing of information or review of any Tax Return will be kept confidential by the Parties; provided that such information may be provided to the applicable tax authorities. Each Party shall provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of which such Party is aware relating to the liability for any Taxes with respect to the operations of the Operating Company or the allowance or disallowance of any Tax Credits arising from the sale by the Operating Company of solid synthetic fuel produced in the Facility.

                (c) MHSI shall cause the Operating Company to make an election under Section 754 of the Code for the taxable year of the Operating Company which includes the sale of the Membership Interest contemplated hereby.

        5.2 Transaction Taxes. Any real property transfer or gains tax, sales tax, use tax, stamp tax, stock transfer tax or other similar tax, including any penalties, interest and additions to tax imposed by reason of the transactions contemplated by this Agreement to occur at the Closing shall be borne by Seller.

        5.3     Private Letter Ruling.

                (a) The Parties shall exercise commercially reasonable efforts to cause the Operating Company to submit the additional ruling request substantially in the form attached hereto as Exhibit D ("Request") as promptly as possible following the Execution Date.

                (b) The Parties shall cause the Company to (i) inform Buyer and its counsel in a timely manner of all material developments in the private letter ruling process, including all communications related thereto to and from the IRS; (ii) provide Buyer and its counsel with a draft copy of any supplements to the Request (including any exhibits or attachments thereto) and of any other written communication related thereto proposed to be submitted to the IRS for its review and comment at least five Business Days prior to submission; (iii) incorporate all reasonable changes and comments to such supplements as may be requested by Buyer or its counsel, (iv) provide Buyer and its counsel with notice reasonably in advance of any meetings or conferences (including telephonic meetings or conferences) with the IRS with respect to the Request and arrange with the IRS to permit Buyer and its counsel to participate in any such meetings or conferences (including signing any necessary IRS forms), and (v) consult with Buyer and its counsel regarding potential withdrawal of any parts of the Request on which the IRS indicates it remains adverse after a conference of right if the IRS indicates that it does not intend to grant the Private Letter Ruling.

                (c) The Parties agree that, should either of their respective tax counsels recommend changes to the Transaction Documents as required by the IRS to obtain the Private Letter Ruling, the Parties will cooperate and negotiate in good faith to attempt to reach agreement to amend the Transaction Documents to the extent necessary to obtain the Private Letter Ruling.

                                    ARTICLE 6
                                   TERMINATION

        6.1 Termination. Without limiting Seller's, MHSI's or Buyer's ability to exercise any right or remedy to which it is entitled hereunder or under any of the Transaction Documents, except as otherwise provided herein, this Agreement may be terminated as provided in this Section 6.1.

                (a) If Buyer or Buyer Parent fails to pay in full any portion of the Purchase Price that is due and payable under Article 2 on the date such payment is due under Article 2 (such failure not being due to a deferral of the Fixed Deferred Payment pursuant to Section 2.6 or deferral under the Base Note), and such failure continues for 20 days after Buyer and Buyer Parent receive written notice of such failure from MHSI, then MHSI shall have the option, exercisable by delivery of written notice thereof to Buyer within 180 days following Buyer's receipt of the notice of default so long as such default is continuing at such time of exercise, to terminate this Agreement and cause the Membership Interest to be redeemed by the Operating Company. If MHSI exercises such option, this Agreement shall terminate and (i) Buyer shall reconvey and transfer to the Operating Company all right, title and interest in and to the Membership Interest, free and clear of all Liens other than the obligations and liabilities under Transaction Documents with respect thereto;
(ii) Buyer will be deemed to have made the written representations set forth on Exhibit D to the Amended LLC Agreement to Seller, MHSI and the Operating Company; (iii) Buyer shall take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful to effectuate the transfer of the Membership Interest contemplated by this
Section 6.1(a); (iv) the Operating Company shall effectuate such redemption; (v) all obligations and liabilities associated with the Membership Interest will terminate except those obligations and liabilities accrued through the date of termination or relating to any taxable year or portion thereof prior to such date; (vi) Buyer will have no further rights as a member of the Operating Company; (vii) the Amended LLC Agreement shall be amended to reflect Buyer's resignation as a member of the Operating Company; and (viii) Buyer shall have no further obligation thereafter to make any Fixed Deferred Payments, Variable Deferred Payments, payments under the Base Note or contributions to the capital of the Operating Company pursuant to the Amended LLC Agreement, except those obligations and liabilities accrued through the date of termination. Relief from the obligation of Buyer to make such payments will be deemed sufficient consideration for the reconveyance and transfer of the Membership Interest to the Operating Company.

                (b) If Buyer delivers to the Operating Company and to MHSI a Termination Notice on or before December 31, 2003, then on the Termination Date (or on December 31, 2003, if MHSI has elected pursuant to Section 2.5(g) to require Buyer to remain as a partner in the Operating Company until such date), this Agreement shall terminate and (i) Buyer shall convey and transfer to MHSI all right, title and interest in and to the Membership Interest free and clear of all Liens other than the obligations and liabilities under Transaction Documents with respect thereto; (ii) Buyer will be deemed to have made the written representations set forth on Exhibit D to the Amended LLC Agreement to MHSI; (iii) Buyer shall take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful to effectuate such conveyance and transfer; (iv) all obligations and liabilities of Buyer associated with the Membership Interest will terminate except those obligations and liabilities accrued through the date of termination or relating to any taxable year or portion thereof prior to such date; (v) Buyer will have no further rights as a member of the Operating Company; (vi) the Amended LLC Agreement shall be amended to reflect such conveyance and transfer; and (vii) Buyer shall have no obligation thereafter to make any Fixed Deferred Payments, Variable Deferred Payments, payments under the Base Note or contributions to the capital of the Operating Company pursuant to the Amended LLC Agreement, except those obligations and liabilities accrued through the date of termination.

                (c) If the Membership Interest held by Buyer is redeemed pursuant to Section 4.4 or Section 10.8 of the Amended LLC Agreement or if the action with respect to the "the Collateral" referred to in Section 3.10 of the Amended LLC Agreement is taken, then this Agreement shall terminate, and Buyer shall have no further obligation to make any Fixed Deferred Payments, Variable Deferred Payments, payments under the Base Note or any other obligations under
Article 2, except for those obligations and liabilities accrued through the date of such termination.

                (d) If the Closing has not been consummated by the close of business on August 31, 2003, this Agreement shall automatically terminate, unless the parties hereto mutually agree to a later termination date.

        6.2 Procedure and Effect of Termination. A termination of this Agreement under Section 6.1 will not affect the rights of the Parties with respect to breaches of any agreement, covenant, representation or warranty contained in this Agreement, except as stated in Section 6.1 with respect to the obligation of Buyer to make Fixed Deferred Payments, Variable Deferred Payments or payments under the Base Note.

                                    ARTICLE 7
                                 INDEMNIFICATION

        7.1 Indemnification of Buyer. MHSI agrees, subject to Section 7.10, to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs; provided, however, that, except for events specified in Section 2.9(c)(v) which relate to the period between the Execution Date and the Closing Date and which have not been remedied (and in spite of which Buyer elects to proceed with the Closing), MHSI's aggregate obligation to indemnify the Buyer Indemnified Parties under this Section 7.1 and
Section 7.10 shall not exceed in the aggregate the MHSI Cap, except (a) as to breaches of the representation in Section 3.3(j) (as to which no cap shall apply) and (b) as to breaches of representations in subsections (i), (ii),
(iii), (iv) and (v) of Section 3.3(p) or any claim of fraud that has a materially adverse effect on Buyer's ability to claim Tax Credits (as to which such indemnification obligations shall not exceed in the aggregate 119% of all Tax Credits allocated to Buyer).

        7.2 Indemnification of Seller. Buyer hereby agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs; provided, however, that in no event shall Buyer's aggregate obligation to indemnify the Seller Indemnified Parties under this
Section 7.2 exceed installments of Purchase Price and Monthly Capital Contributions (as defined in the Amended LLC Agreement) required to be paid that have not been paid at the time the request for indemnity is made.

        7.3 Defense of Third Party Claims. (a) An Indemnified Party shall give written notice to any Indemnifying Party within 30 days after it has actual knowledge of commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "Third Party Claims") in respect of which such Indemnified Party may seek indemnification under this Article 7. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 7, except to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnifying Party may exist in respect of such action, proceeding or claim, to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation, provided nothing contained herein shall permit the Company or Seller to control or participate in any tax contest or dispute involving any Affiliate of Buyer, or permit Buyer to control or participate in any tax contest or dispute involving any Affiliate of Seller; further provided, however, that each Party agrees to keep the other Party and the Company reasonably apprised of the status of such tax contest and any settlement negotiations related solely to tax items that are Company items at issue in such tax contest. In the event that (i) the Indemnifying Party advises an Indemnified Party that it will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within 30 days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at is sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interest between it and the Indemnifying Party exists in respect of such action, proceeding or claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnifed Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If the Indemnifying Party does not assume such defense, the Indemnified Party shall keep the Indemnifying Party apprised at all times as to the status of the defense; provided, however, that the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. Notwithstanding anything in this Section 7.3 to the contrary, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

                (b) If the amount of any Buyer Indemnified Costs, at any time after the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under any insurance coverage (excluding any proceeds from self-insurance or flow-through insurance policies) or under any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof by such insurer or other entity to the Indemnified Party at the Commercial Paper Rate), must promptly be repaid by the Indemnified Party to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party, except third parties that provide insurance coverage to the Indemnified Party or its Affiliates, in respect of the Buyer Indemnified Costs to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party must then be in compliance with its obligations under this Agreement in respect of such Buyer Indemnified Costs and
(ii) until the Indemnified Party recovers full payment of its Buyer Indemnified Costs, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby made expressly subordinate and subject in right of payment to the Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 7.3(b) will be construed to require any Party to obtain or maintain any insurance coverage.

                (c) The Parties hereby agree that, in the event of any conflict between the rights and obligations of the Parties set forth in this
Section 7.3 with respect to defense of claims relating to any loss of Tax Credits and the rights and obligations of the Members set forth in Section 7.7 of the Amended LLC Agreement, the provisions of the latter shall control.

        7.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification under this Article 7 which is not subject to Section 7.3 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any costs which such Indemnified Party claims are subject to indemnification under the terms of this Article 7. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

        7.5 After-Tax Basis. For tax reporting purposes, to the maximum extent permitted by the Code, each Party will agree to treat all amounts paid under any of the provisions of this Article 7 as an adjustment to the purchase price for the Membership Interest (or otherwise as a non-taxable reimbursement, contribution or return of capital, as the case may be). To the extent that any indemnification payment treated as a purchase price adjustment arises from a loss that does not give rise to a deduction for the Indemnified Party for income tax purposes, such indemnification payment shall be increased in an amount equal, on an after-tax basis, to the lost tax benefits (calculated using a discount rate of ten percent per annum and assuming that depreciation or amortization deductions would be fully utilized when available) or additional tax due as a result of the purchase price adjustment. To the extent any such indemnification payment is includable as income of the Indemnified Party as determined by agreement of the Parties, or if there is no agreement, by an opinion of Chadbourne & Parke LLP or other nationally recognized tax counsel of the Indemnified Party (after consultation in good faith with the Indemnifying Party and its tax counsel) that such amount is "more likely than not" includable as income of the recipient (accompanied by certification by the Indemnified Party's tax director or a managing director of its tax department that such amount will be included as income in the consolidated federal income tax return in which such amount would be includable), the amount of the payment shall be increased by the amount of any federal or state income tax required to be paid by the Indemnified Party or its Affiliates on the receipt or accrual of the indemnification payment, including, for this purpose, the amount of any such Tax required to be paid by the Indemnified Party on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 7.5, using an assumed rate equal to the highest marginal federal income tax rate applicable to corporations generally (currently 35 percent) and an assumed blended state and local tax rate of 5.25 percent (taking into account the deductibility of state income tax for federal income tax purposes) applicable to corporations from time to time and assuming that the Indemnified Party and its Affiliates recognize the same amount of taxable income for state and local income tax purposes as they recognize for federal income tax purposes in respect of such indemnification payment. Any payment made under this Article 7 shall be reduced by the present value (as determined on the basis of a discount rate equal to ten percent per annum) of any federal or state income tax benefit to be realized by the Indemnified Party or its Affiliates by reason of the facts and circumstances giving rise to such indemnification. For purposes of this Section 7.5, the amount of any state income tax benefit or cost shall take into account the federal income tax effect of such benefit or cost.

        7.6 Express Negligence Rule. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 7, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 7 IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

        7.7     No Duplication. Any liability for indemnification under this
Article 7 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. The liability of any Party hereunder with respect to the representations and warranties of such Party will not be reduced by any investigation made at any time by or on behalf of any other Party.

        7.8 Sole Remedy. The remedies of the Parties under this Article VII are the sole and exclusive remedies that a Party may have under this Agreement for the recovery of monetary damages with respect to any breach or failure to perform any covenant or agreement set forth in Article IV of this Agreement or any breach of any representation or warranty set forth in this Agreement.

        7.9     Survival.

                (a) All representations, warranties, covenants and obligations made or undertaken by a Party in this Agreement or in any Transaction Document are material, have been relied upon by the other Parties and shall survive the Closing hereunder as set forth in this Section 7.9, and shall not merge in the performance of any obligation by any Party hereto.

                (b) Subject to Section 7.10, all claims by a Buyer Indemnified Party for indemnification pursuant to this Article 7 resulting from breaches of representations or warranties shall be forever barred unless MHSI is notified within 18 months after the Closing Date, except that the representations and warranties set forth in Sections 3.3(i) and 3.3(p) with respect to the period after October 15, 2001 shall survive until six months after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extensions thereof); provided, that, if written notice of a claim for indemnification has been given by such Buyer Indemnified Party on or prior to the last day of the respective foregoing period, as applicable, then the obligation of MHSI to indemnify such Buyer Indemnified Party pursuant to this Article 7 shall survive with respect to such claim until such claim is finally resolved.

                (c) All claims by a Seller Indemnified Party for indemnification pursuant to this Article 7 resulting from breaches of representations or warranties shall be forever barred unless Buyer is notified within 18 months after the Closing Date; provided, that, if written notice for a claim of indemnification has been given by such Seller Indemnified Party on or prior to the last day of the foregoing period, then the obligation of Buyer to indemnify such Seller Indemnified Party pursuant to this Article 7 shall survive with respect to such claim until such claim is finally resolved.

        7.10 Indemnification as to Historical Representations and Warranties; Other Indemnification.

                (a) For the period up to and including October 15, 2001, Seller and MHSI have, in Section 3.2 hereof, repeated the Historical Representations and Warranties under the PacifiCorp/Marriott Agreement. With respect to any claim for breach of representations or warranties contained in
Section 3.2 hereof, the sole remedy of Buyer is the following. Buyer shall notify MHSI of Buyer's claim and MHSI shall cause Marriott to seek from PacifiCorp any indemnification or pursue any other claim in contract, tort or equity available to Marriott (considering any survival periods in the PacifiCorp/Marriott Agreement) from PacifiCorp for breach of the counterpart Historical Representation and Warranty or for other breach of the PacifiCorp/Marriott Agreement. Any indemnification amounts resulting therefrom which are paid to Marriott shall be caused by MHSI to be divided by Marriott between Buyer and Marriott on a pro rata basis reflecting the relative damages suffered by Buyer from the Closing Date to the date the claim giving rise to such indemnification is made and by Marriott and/or MHSI from October 15, 2001 to the date the claim giving rise to such indemnification is made. To the extent that aggregate indemnification payments made by PacifiCorp to Marriott with respect to a breach or breaches by PacifiCorp of representations and warranties contained in Section 3.2 of the PacifiCorp/Marriott Agreement are less than the indemnification payments required to be made therefor by PacifiCorp under such Agreement, MHSI agrees to indemnify Buyer for the amount of such deficiency; provided, however, that, except as otherwise provided in Section 7.1, in no event shall MHSI's aggregate obligations under this Section 7.10 and Section 7.1 (in each case excluding indemnification payments made directly by PacifiCorp in respect of breach of Historical Representations and Warranties) exceed in the aggregate the MHSI Cap.

                (b) As provided in Section 3.3 hereof, the representations and warranties set forth therein (except for those which expressly relate to the period before October 15, 2001) have effect from, and relate only to, the period commencing October 15, 2001, and the indemnification obligations of MHSI under this Article 7 in respect of such Section 3.3 relate only to that period.

                                    ARTICLE 8
                               GENERAL PROVISIONS

        8.1 Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference.

        8.2 Further Actions. After the Execution Date, each of Seller, MHSI and Buyer shall, without further consideration, at its own expense, execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by the other Party in order to transfer and assign to, and vest in, Buyer all right, title and interest in the Membership Interest and more effectively to consummate the sale of the Membership Interest pursuant to the terms of this Agreement.

        8.3 Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Party against which enforcement of such amendment or modification is sought. Any failure of Buyer on the one hand, or Seller or MHSI, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

        8.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.

        8.5 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expenses. Seller and MHSI acknowledge and agree that the Operating Company has not borne and will not bear, any of Seller's or MHSI's costs and expenses (including legal fees and expenses) in connection with this Agreement or the transactions contemplated hereby.

        8.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Buyer Indemnified Parties and Seller Indemnified Parties as provided in Article 7) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                (a)     If to Seller, to:

                        Synthetic American Fuel
                        Enterprises Holdings, Inc.
                        10400 Fernwood Road
                        Bethesda, MD 20817
                        Attention: Senior Vice President, Tax
                        Fax: 301-380-8299

                        With a copy to:

                        Marriott International, Inc.
                        10400 Fernwood Road
                        Bethesda, MD 20817
                        Attention: General Counsel
                        Fax: (301) 380-6727

                (b)     If to MHSI, to:

                        Marriott Hotel Services, Inc.
                        10400 Fernwood Road
                        Bethesda, MD 20817
                        Attention: Senior Vice President, Tax
                        Fax: 301-380-8299

                        With a copy to:

                        Marriott International, Inc.
                        10400 Fernwood Road
                        Bethesda, MD 20817
                        Attention: General Counsel
                        Fax: (301) 380-6727

                (c)     If to Buyer, to:

                        Serratus LLC
                        c/o ________________
                        ____________________
                        New York, NY _______
                        Attention: __________________________
                        Fax: _________________________
                        With a copy to:

                        ____________________
                        ____________________
                        New York, NY _______
                        Attention: __________________________
                        Fax: _______________

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, that a notice given in accordance with this Section 8.7 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

        8.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

        8.9 Entire Agreement.. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

        8.10 Governing Law; Choice of Forum; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED THEREIN. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

        8.11 Public Announcements. Except for statements made or press releases issued (i) pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, (ii) pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc., or
(iii) as otherwise required by law, neither MHSI, the Seller, the Buyer or any of its Affiliates shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties. MHSI, on the one hand, and Buyer, on the other hand, will have the right to review in advance all information relating to the transactions contemplated by the Transaction Documents that appear in any filing made in connection with the transactions contemplated hereby or thereby.

        8.12 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may only be assigned to the same extent (and only by and to the same Persons) that membership interests in the Operating Company are assignable pursuant to the terms of Article X of the Amended LLC Agreement. Any attempted assignment of this Agreement other than in strict accordance with this Section 8.12 and the terms of Article X of the Amended LLC

Agreement shall be null and void and of no force or effect.

        8.13 Relationship of Parties. This Agreement does not constitute a joint venture, association or partnership between the Parties. No express or implied term, provision or condition of this Agreement shall create, or shall be deemed to create, an agency, joint venture, partnership or any fiduciary relationship between the Parties.

                       [Signatures on the Following Page]

                IN WITNESS WHEREOF, each party hereto has caused this Agreement for Purchase of Membership Interest to be signed on its behalf as of the date first written above.

                                           SYNTHETIC AMERICAN FUEL
                                           ENTERPRISES HOLDINGS, INC.

                                           By: /s/ Mark W. Brugger
                                               -----------------------
                                           Name: Mark W. Brugger
                                                 ---------------------
                                           Title: President
                                                  --------------------

                                           MARRIOTT HOTEL SERVICES, INC.

                                           By: /s/ Mark W. Brugger
                                               -----------------------
                                           Name: Mark W. Brugger
                                                 ---------------------
                                           Title: Vice President
                                                  --------------------

                                           SERRATUS LLC

                                           By: /s/
                                               -----------------------
                                           Name:
                                                 ---------------------
                                           Title:
                                                  --------------------

                                     ANNEX I
                                   DEFINITIONS

                "Actual Credit Amount" has the meaning set forth in Section 2.5(d).

                "Adjustment Date" means the first Quarterly Payment Date after May 31 of each calendar year.

                "Account" shall mean an account of Seller, as designated in writing by Seller no later than five Business Days prior to the first applicable Quarterly Payment Date after the Closing Date for which a Fixed Deferred Payment, Variable Deferred Payment or payment under the Base Note is due hereunder, or such other account as Seller shall designate in writing no later than ten Business Days prior to the next applicable Quarterly Payment Date at any time following the Closing Date.

                "Accounting Firm" means the Operating Company's primary independent accounting firm, which shall be Deloitte & Touche or such other "Final 4" firm of certified public accountants (i.e., Ernst & Young, KPMG Peat Marwick or PricewaterhouseCoopers) selected by the Administrative Member and approved by the Buyer.

                "Administrative Member" means MHSI in its capacity as administrative member of the Operating Company under the Amended LLC Agreement or such Person that is appointed pursuant to and in accordance with the terms of the Amended LLC Agreement as the administrative member.

                "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and the Agreement, (a) the term "control" (and correlative terms) means (1) the ownership of 50% or more of the equity interest in a Person, or (2) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person, and (b) the Operating Company shall be deemed to be an Affiliate of Seller prior to the Closing (for purposes of representations and warranties), but shall not be deemed to be an Affiliate of Seller or Buyer from and after the Closing.

                "Agreement" means this Agreement for Purchase of Membership Interest.

                "Amended LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Operating Company, of even date herewith, by and among Seller, Holdings and Buyer in the form attached hereto as Exhibit I.

                "Annual Adjustment Amount" has the meaning set forth in Section 2.5(d).

                "Applicable Laws" means all laws (including common law), statutes, rules, regulations, ordinances, judgments, settlements, orders, decrees, injunctions, and writs of any Governmental Authority having jurisdiction over the Facility, the Subject Assets, or the operations of the Operating Company, including any applicable zoning laws and building codes.

                "Applicable Percentage" means 119 percent.

                "Assignment Agreement" means the Assignment of Membership Interest, of even date herewith, by and between Buyer and Seller.

                "Balance Sheets" has the meaning set forth in Section 3.3(a)(i).

                "Balance Sheet Date" has the meaning set forth in Section 3.3(a)(ii).

                "Base Note" means the promissory note attached hereto as Exhibit A.

                "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York are authorized or required to be closed.

                "Buyer" has the meaning set forth in the first paragraph of the Agreement and includes its permitted successors and assigns.

                "Buyer Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including disallowance of Tax Credits or other tax deductions, together with IRS interest and penalties thereon and reasonable costs and expenses of any and all actions, suits, proceedings, investigations, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith, whether such costs, expenses, fees and disbursements relate to a third party claim or to a claim by Buyer directly against Seller or MHSI) incurred by any of the Buyer Indemnified Parties resulting from or relating to any breach or default by Seller or MHSI of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or a claim for fraud.

                "Buyer Indemnified Parties" means Buyer and each of its Affiliates and each of their respective shareholders, members, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

                "Buyer Parent" has the meaning set forth in the recitals to the Agreement.

                "Buyer Parent Guaranty" means the Guarantee, of even date herewith, made by Buyer Parent in favor of Seller, MHSI and the Operating Company substantially in the form attached hereto as Exhibit E.

                "Buyer Security Agreement" means the Pledge and Security Agreement, of even date herewith, by Buyer in favor of Seller and the Operating Company in the form attached hereto as Exhibit G.

                "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Annex I.

                "CERCLIS" has the meaning set forth in Section 3.2(i).

                "Cleared Person" means the Tennessee Valley Authority, Tampa Electric Company, Alabama Power Company and any Person as to which Buyer notifies Seller (or is deemed to have notified Seller) is a Cleared Person in the Customer Certificate pursuant to Section 2.5(g) hereof, such Person to constitute a Cleared Person for purposes hereof as of the date of such Customer Certificate and at all times prior thereto.

                "Closing" means, subject to Section 2.9(c), the satisfaction of the requirements set forth in Section 2.9(b).

                "Closing Date" means the date of the Closing specified in
Section 2.9(b).

                "Code" means the United States Internal Revenue Code of 1986, as amended.

                "Commercial Paper Rate" means, for each day that any payment obligation hereunder is outstanding, the most recent published yield on commercial paper with the shortest quoted period of not fewer than 30 days placed by dealers, as reported for each such day either in the Federal Reserve Rate Report that customarily appears in the Friday issue of The Wall Street Journal (Eastern Edition) under "Money Rates" or, if such report does not so appear, in such other nationally-recognized publication or electronic data service as Seller and Buyer may, from time to time, agree on. On days when such a rate is not reported, the most recently reported rate on a preceding day will be deemed to be the applicable rate.

                "Consent" means any consents or approval of any Governmental Authority or any other Person.

                "Consultation" or "Consult" means to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person.

                "Contracts" means all written agreements, contracts, or other binding commitments or arrangements (including any amendments and other modifications thereto), to which the Operating Company is a party or is otherwise bound and which affect, relate to, or are included in, the Subject Assets.

                "Customer Certificate" has the meaning given to such term in
Section 2.5(g) hereof.

                "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, demands, costs and expenses (including costs relating to personal injury, death or property damage, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup and monitoring activities) arising from, under or in connection with (a) any violation of, or alleged violation of, any Environmental Laws, (b) any remedial obligation under any Environmental Laws, or (c) any other liability imposed under any Environmental Laws.

                "Environmental Laws" means all Applicable Laws and rules of common law pertaining to the environment, human health, safety and natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of

1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Federal Mine Safety and Health Act, the Surface Mining Control and Reclamation Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations promulgated thereunder and decisional law of any Governmental Authority, as each of the foregoing may have been or are in the future amended or supplemented, in each case to the extent applicable with respect to the property or operation to which application of the term "Environmental Laws" relates.

                "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

                "Escrow Account" means the account maintained by the Escrow Agent pursuant to the Escrow Agreement.

                "Escrow Agent" means the escrow agent under the Escrow
Agreement.

                "Escrow Agreement" means the Escrow Agreement to be entered into among MHSI, Holdings, Buyer and the Escrow Agent as soon as practicable after the date hereof in substantially the form attached hereto as Exhibit L.

                "Estimated Tax Credits" has the meaning set forth in Section 2.5(b).

                "Excluded Boxes" means the items described in Schedule 3.3(p)(iv)A.

                "Excluded Sales" means (a) sales of Pre-Sale Inventory and (b) sales to any MS Related Person that is not a Cleared Person.

                "Execution Date" has the meaning set forth in Section 2.9(a).

                "Exhibits" means the Exhibits attached to the Agreement.

                "Facility" has the meaning set forth in the recitals to the Agreement.

                "Final Adjustment Amount" has the meaning set forth in Section 2.5(e).

                "Final Adjustment Date" means June 20 of the year following the year that the last Variable Deferred Payment is due under Section 2.5.

                "Financial Statements" has the meaning set forth in Section 3.2(a)(i).

                "Fiscal Year" means the fiscal year of the Operating Company, which shall be the same as the taxable year of the Operating Company. The taxable year of the Operating Company will be a year that ends on November 30, or such other year as may be required by applicable federal income tax law.

                "Fixed Deferred Payment" has the meaning set forth in Section
2.4.

                "Fixed Payment Term" has the meaning set forth in Section 2.4.

                "GAAP" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person's prior financial practice.

                "Governmental Authority" means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

                "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws;
(B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) polychlorinated biphenyls ("PCBs"), or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, and any natural gas, synthetic gas and any mixtures thereof; and (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

                "Historical Representations and Warranties" has the meaning set forth in Section 3.2.

                "Indemnified Party" means any Person seeking indemnification from another Person pursuant to Article 7.

                "Indemnifying Party" means any Person against whom a claim for indemnification is asserted by another Person pursuant to Article 7.

                "Independent Chemist" means Paspek Consulting LLC, or such other chemist as may be chosen by the Members of the Company from time to time.

                "Independent Engineer" means John T. Boyd Company, or such other engineer as selected by the Buyer from time to time.

                "Intellectual Property" means all trademarks, know-how, copyrights, copyright registrations and applications for registration, patents and all other intellectual property rights including Internet domain names, whether registered or not, and the goodwill related to all of the foregoing.

                "IRS" means the Internal Revenue Service of the United States of America.

                "Knowledge" means the actual knowledge of, or knowledge that would have been obtained after reasonable investigation by, with respect to a Party and its Affiliates, any of its respective officers, directors or management personnel. References to Marriott's Knowledge shall mean the Knowledge of Marriott, MHSI or Seller.

                "Liabilities" has the meaning set forth in Section 3.3(a)(iii).

                "Liens" has the meaning set forth in Section 3.3(h).

                "Manager" has the meaning set forth in the Amended LLC
Agreement.

                "Marriott" has the meaning set forth in the recitals to the Agreement.

                "Marston Report" means a report entitled "Verification of Synfuel Project Asset Relocation" prepared by Marston & Marston, Inc. for Synthetic American Fuel Enterprises I, LLC and Synthetic American Fuel Enterprises II, LLC and dated June 2002.

                "Material Adverse Effect" means a material adverse effect on the ability of the Companies to validly claim Tax Credits (under the Tax laws as they exist as of the date of this Agreement) from the sale of Synfuel or on the business, operations, properties, condition, results of operations, assets, liabilities, or prospects (financial or otherwise) of the Company taken as a whole or the transactions contemplated hereby.

                "Membership Interest" means a 48.9% membership interest in the Operating Company, including an 0.1% membership interest previously acquired by Buyer (it being understood that Seller is not required to convey such 0.1% interest a second time).

                "MHSI Cap" means 53% of the aggregate Tax Credits, plus Estimated Tax Credits for any period as to which a Tax Return has not yet been filed, to the time or times that an indemnification claim is made, less the aggregate of all indemnification payments based on the MHSI Cap theretofore made pursuant to Sections 7.1 and 7.10 hereof.

                "MSHA" means the Mine Safety and Health Act of 1977, as amended (29 U.S.C. Section 801 et seq.).

                "MS Related Person" means any Person which, as to the Operating Company, at a given point in time, is a "related person" within the meaning of
Section 29(d)(7) of the Code by reason of a direct or indirect relationship or affiliation with Buyer or any of Buyer's Affiliates.

                "NPL" has the meaning set forth in Section 3.3(i)(v).

                "Operating Company" or "Company" has the meaning set forth in the recitals to the Agreement.

                "Operations Report" has the meaning set forth in Section 2.5(b).

                "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Operating

Company and consistent with usual and customary practices of the coal-based synthetic fuel industry.

                "PacifiCorp" has the meaning set forth in the recitals to the Agreement.

                "PacifiCorp/Marriott Agreement" has the meaning set forth in the recitals to the Agreement.

                "Party" means a party to the Agreement.

                "Permits" has the meaning set forth in Section 3.3(b).

                "Permitted Liens" means (a) liens for Taxes not yet due; (b) carrier's, warehousemen's, mechanics', materialmen's, repairmen's, employees', contractors', operators' or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business, but not exceeding $250,000; (c) any obligations or duties to any Governmental Authority arising in the Ordinary Course of Business with respect to any Permit held by the Operating Company, and all Applicable Laws, rules, regulations and orders of any Governmental Authority; (d) required third party Consents listed in Schedule 3.1(e); and (e) minor imperfections of title that would not materially affect the value, use, operation or ownership of any asset.

                "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

                "Personal Property" means machinery, equipment, computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, fixtures, office equipment, inventories, supplies, spare parts, and other tangible or intangible personal property.

                "Plan" means each defined benefit pension plan subject to Title IV of ERISA that is or was maintained, sponsored or established for employees for any ERISA Affiliate or to which any ERISA Affiliate has or has had any liability or any obligation to contribute, including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

                "Pre-Sale Inventory" means the Company's inventory of synthetic fuel held for sale as of the Closing Date.

                "Private Letter Ruling" has the meaning set forth in Section 2.9(b).

                "Prudent Operating Standards" means those standards, methods and acts that (a) when engaged in are commonly used in prudent engineering maintenance and operations of synthetic fuel production facilities and associated mechanical and handling facilities and equipment lawfully and with safety, reliability, efficiency and expedition or (b) in the exercise of reasonable judgment considering the facts known when engaged in, could have been expected to achieve the desired result consistent with applicable law, safety, reliability, efficiency and expedition. Prudent Operating Standards are not limited to the optimum practice, method or act, but rather are a spectrum of possible practices, methods of acts.

                "Purchase Price" has the meaning set forth in Section 2.2.

                "Quarter" means the periods corresponding to one fourth of a full Fiscal Year of the Operating Company (which shall be three month periods if such Fiscal Year is based on a 365 day year, and periods of thirteen or fourteen weeks if such Fiscal Year is a 52-53 week year), or the applicable portion of such periods in the case of any short Fiscal Year.

                "Quarterly Maximum Production" means not more than 640,000 tons of synthetic fuel in any Quarter.

                "Quarterly Payment Date" has the meaning set forth in Section 2.5(b).

                "Request" has the meaning set forth in Section 5.3(a).

                "Schedules" means the Schedules attached to the Agreement.

                "Seller" has the meaning set forth in the first paragraph of the Agreement.

                "Seller Parent" has the meaning set forth in the recitals to the Agreement.

                "Seller Parent Guaranty" means the Guarantee, of even date herewith, made by Seller Parent in favor of Buyer substantially in the form attached hereto as Exhibit F.

                "Seller Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses) incurred by any of the Seller Indemnified Parties resulting from or relating to any breach or default by Buyer of any representation, warranty, covenant, indemnity or agreement under this Agreement or any Transaction Document.

                "Seller Indemnified Parties" means Seller, MHSI and each of their respective Affiliates, including the Operating Company prior to the Closing, and each of their respective officers, directors, employees, agents and other representatives, and their respective successors and assigns.

                "Seller Parties" means Seller Parent, Seller, MHSI, the Operating Company, and each of their Affiliates.

                "Seller Security Agreement" means the Pledge and Security Agreement, of even date herewith, by MHSI in favor of Buyer and the Operating Company in the form attached hereto as Exhibit H.

                "Subject Assets" means all of the assets of the Operating Company, both tangible and intangible, including the Facility.

                "SynAmerica II" has the meaning set forth in the recitals to the Agreement.

                "SynAmerica II Purchase Agreement" means the Agreement for Purchase of Membership Interest relating to SynAmerica II, of even date herewith, by and among Seller, Buyer and MHSI.

                "Synfuel" means solid synthetic fuel produced by any Facility combining coal with a chemical reagent at such Facility.

                "Tax" or "Taxes" means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                "Tax Credits" means the tax credits provided by Section 29(a) of the Code with respect to the sale of Synfuel produced by the Facility.

                "Tax Event" has the meaning assigned to it in the Amended LLC Agreement.

                "Tax Returns" means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                "Taxing Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

                "Termination Date" means the effective date specified in the Termination Notice, which shall not be longer than 60 days after the occurrence of such Tax Event, and in any event no later than December 31, 2003.

                "Termination Notice" means a notice given by Buyer to the Operating Company and to MHSI before the close of business on December 31, 2003 specifying (i) that a Tax Event as set forth in the last sentence of the definition of Tax Event has occurred, (ii) that Buyer elects to terminate this Agreement with the effects provided in Sections 2.5(g) and 6.1(b) hereof and
(iii) the Termination Date.

                "Third Party Claim" has the meaning set forth in Section 7.3.

                "Transaction Documents" means this Agreement and each other agreement, document and instrument required to be executed or entered into in accordance herewith or pursuant to the earlier transfer of an 0.1% interest to Buyer.

                "Variable Deferred Payment" has the meaning set forth in Section 2.5(a).